Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of THL Credit, Inc. of our report dated March 8, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting of THL Credit, Inc., which appears in such Registration Statement. We also consent to the use of our report dated March 8, 2012 related to the senior securities table, which appears in such Registration Statement. We also consent to the references to us under the headings “Selected Consolidated Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

August 10, 2012